EXCHANGE, REDEMPTION, AND ACCORD AND SATISFACTION AGREEMENT

THIS EXCHANGE, REDEMPTION AND ACCORD AND SATISFACTION AGREEMENT (the "Agreement"), is made and entered into as of November 12, 2009, by and among Kevin Campbell, an individual resident of the State of California ("Campbell"), The Golfers Company, a Nevada corporation ("TGC"), and Golfers Incorporated, a Nevada corporation ("Golfers"). Campbell, TGC and Golfers collectively may be referred to herein as the "Parties" and individually may be referred to herein as a "Party".

WITNESSETH

WHEREAS, Campbell advanced certain funds to TGC (the "Loan") as evidenced by that certain Promissory Note dated July 11, 2008 in the original principal amount of $10,000, due July 11, 2010 together with interest at the rate of 6.5% per annum; and

WHEREAS, as additional consideration for the Loan, TGC issued or was obligated to issue to Campbell 10,000 shares of its Common Stock, $.001 par value per share (the "Equity Consideration"); and

WHEREAS, TGC (i) intended to raise additional funds in a private placement to commence operations but has abandoned the private placement and is not presently engaged in any business activities, (ii) has no material assets other than intangible assets relating to the investigation and development of a business plan and preparation for a private placement (the "Intangible Assets"), (iii) has no liabilities other than the Loan, (iv) is not able to repay the Loan in whole or in part except as set forth in this Agreement and (v) intends to allow its corporate existence to be forfeited; and

WHEREAS, Golfers does not own, is not owned by, and is not a successor to, TGC but has undertaken to develop a business plan similar to the business intended to be done by TGC and would benefit from the Intangible Assets owned by TGC;

NOW, THEREFORE, in consideration of the premises, warranties and mutual covenants set forth herein and other good and valuable consideration, the Parties hereto agree as follows:

1. ***Redemption of Golfers Shares and Forgiveness of Debt***. In exchange for and subject to the transfer and assignment by TGC of an undivided one-seventh (1/7) interest in all rights that TGC now has in and to the Intangible Assets, Campbell hereby relinquishes and returns to TGC the Equity Consideration and cancels and forgives the Loan, including any interest accrued thereon. TGC makes no representation or warranty regarding the Intangible Assets, express or implied, and transfers the Intangible Assets to Campbell "AS IS" and "WITH ALL FAULTS". Campbell represents and warrants that he is the sole owner of the Equity Consideration and the Loan.

2. ***Subscription for Golfers Shares in Golfers***.

(a) Campbell hereby subscribes for and agrees to acquire 42,000 shares of Golfers Common Stock, $.001 par value per share (the "Golfers Shares") in exchange for the quit claim contribution of an undivided one-seventh (1/7) interest in the Intangible Assets to Golfers. Campbell makes no representation or warranty regarding the Intangible Assets and transfers and assigns to Golfers only such interest in the Intangible Asses as Campbell received from TGC.

(b) In connection with the subscription for and acquisition of the Golfers Shares, Campbell hereby represents, warrants and agrees as follows:

(i) Campbell has received, has thoroughly read, is familiar with and understands the contents of the Company's Articles of Incorporation and Bylaws.

(ii) Campbell has such knowledge of finance, securities and investments generally and such experience and skill in investments based on actual participation that he is capable of evaluating the merits and risks of an investment in the Golfers Shares and the suitability of the investment for him.

(iii) Campbell has adequate net worth and means of providing for his current needs and possible personal contingencies, and he has no need, and anticipates no need in the foreseeable future, to sell the Golfers Shares. Campbell is able to bear the economic risks of this investment and hold the Golfers Shares for an indefinite period of time and has sufficient net worth to sustain a loss of his entire investment in the Golfers Shares in the event such loss should occur.

(iv) Campbell understands that (A) his investment in the Golfers Shares is speculative and involves a high degree of risk of loss of his entire investment and that he must bear the economic risk of such investment for an indefinite period of time; (B) no assurances or representations, direct or indirect, have been made regarding any economic appreciation or advantages (including tax) that may inure to the benefit of Campbell or the approximate length of time that he will be required to own the Golfers Shares.

(v) Campbell is an "accredited investor" within the meaning of Regulation D of the General Rules and Regulations under the Act because (A) he is a natural person whose individual net worth, or joint net worth with his or her spouse, at the time of purchase exceeds $1,000,000; and/or (B) he is a natural person who had an individual income in excess of $200,000 or joint income with that person's spouse in excess of $300,000 in 2009 and 2010 and who reasonably expects to reach the same income level in 2011.

(vi) The Golfers Shares have not been registered for public sale under the Securities Act of 1933 (the "Securities Act") or any state securities laws and are being issued by the Company and acquired by Campbell in reliance upon an exemption from registration. Reliance on such exemption is predicated impart upon the accuracy of Campbell's representations and warranties set forth herein.

(vii) Campbell has had an opportunity to obtain any information from and ask questions of the Company concerning any information that Campbell believed was or might be material to an evaluation of the terms, conditions, merits and risks of this investment, and all such questions have been satisfactorily answered, and all such information provided, to Campbell's full satisfaction;

(viii) There is no public or private market for the Golfers Shares and none is anticipated to develop in the foreseeable future.

(ix) The Golfers Shares will be acquired by Campbell in a transaction or series of transactions not involving a public offering and will not be transferable under any circumstances unless (A) the Golfers Shares are registered or qualified under the Securities Act and all applicable state securities laws or (B) the Company receives an opinion of counsel stating that an exemption from such registration or qualification is

available (such opinion and such counsel to be acceptable to the Company). Campbell understands that the Company is under no obligation to register the Golfers Shares under the Securities Act or to take any action to assist Campbell in complying with any exemption from registration under the Securities Act in connection with any resale of the Golfers Shares. Campbell further understands that any certificates evidencing the Common Stock will bear legends referring to the foregoing transfer restrictions.

(x) The Golfers Shares are being acquired by Campbell for investment for his own account. Campbell has no present intention of selling, distributing, subdividing, fractionizing, participating or otherwise transferring any interest, whether several or undivided in the Golfers Shares or to enter into any contract, undertaking, agreement or arrangement relating to any of the foregoing. Campbell is not taking and will not take or cause to be taken any action that would cause Campbell to be deemed an "underwriter" within the meaning, of Section 2(11) of the Securities Act.

(xi) Campbell understands that no federal, state or other governmental authority has made any recommendation, findings or determination relating to the issuance of the Golfers Shares by the Company or the acquisition of the Golfers Shares by Campbell.

(xii) Campbell has received no representations or warranties from the Company or its shareholders, directors, officers, employees or agents, or any other person, in making the Campbell's investment decision. Campbell is relying solely upon the advice of his or her own personal tax and investment advisors and is not relying upon, nor has Campbell received any tax or investment advice from the Company.

(xiii) The address of Campbell set forth on the Signature Page hereof is a true and correct residence address. Campbell is a bona fide resident and domiciliary of such state or jurisdiction and has no present intention of becoming a resident of any other state or jurisdiction.

The foregoing representations and warranties are complete, true and accurate as of the date hereof and shall survive the issuance of the Golfers Shares by Golfers and acquisition of the Golfers Shares by Campbell.

3. ***Miscellaneous Provisions.***

(a) Assignment. Campbell shall not assign or transfer this Agreement, and hereby further agrees and acknowledges that any transfer of the Golfers Shares acquired by Campbell pursuant to the terms hereof shall be made only in accordance with applicable federal and state securities laws.

(b) Indemnification. Campbell understands and acknowledges that the issuance of the Golfers Shares to Campbell will be based upon the representations and warranties set forth herein, AND CAMPBELL HEREBY AGREES TO INDEMNIFY AND DEFEND THE GOLFERS, ITS OFFICERS, DIRECTORS AND OTHER STOCKHOLDERS HARMLESS FROM AND AGAINST ANY AND ALL LOSS, DAMAGE, LIABILITY OR EXPENSE, INCLUDING COSTS AND REASONABLE ATTORNEYS' FEES, TO WHICH THEY MAY BE PUT OR WHICH THEY MAY INCUR BY REASON OF, OR IN CONNECTION WITH, ANY MISREPRESENTATION MADE BY CAMPBELL HEREIN OR ELSEWHERE, ANY BREACH BY CAMPBELL OF THE REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN OR ELSEWHERE, OR THE FAILURE BY CAMPBELL TO FULFILL ANY OF HIS

COVENANTS OR AGREEMENTS SET FORTH HEREIN OR ELSEWHERE OR ARISING OUT OF THE ISSUANCE OR ACQUISITION OF THE GOLFERS SHARES BY CAMPBELL IN VIOLATION OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES OR "BLUE SKY" LAWS.

(c) Confidentiality. Campbell understands and acknowledges that this Agreement is confidential, and hereby represents and warrants to Golfers and TGC that Campbell will not reproduce or distribute it, in whole or in part, nor divulge any of its contents, to any person other than his or her legal, tax, accounting or other advisors, if any, without the prior written consent of the Company.

(d) Notices. Any notices or other communications required or permitted hereby shall be made in writing and shall be deemed sufficiently given if sent by first class, registered or certified mail, postage prepaid, return receipt requested, (i) to Campbell at the address set forth in the introduction hereof, and (ii) to the Golfers or TGC, at 1021 N. Sepulveda, Suite G, Manhattan Beach, CA 90266, with a copy to Kane Russell Coleman & Logan PC, Attn: Lawrence E. Wilson, 919 Milam, Suite 2200, Houston, TX 77002.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to the successors or assigns of the Golfers and TGC and to the personal and legal representatives, heirs, guardians and successors of Campbell.

(f) Applicable Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL OF THE TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCLUSIVE OF ITS CONFLICTS OF LAWS RULES, APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED THEREIN; PROVIDED, HOWEVER, THAT ANY ISSUE RELATING TO THE INCORPORATION OF THE GOLFERS OR THE VALIDITY OR NON-ASSESS ABILITY OF THE GOLFERS SHARES SHALL BE GOVERNED BY THE NEVADA CORPORATION CODE.

(g) Modification and Waiver. No supplement, modification, waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by the Parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(h) Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original and all of which shall together constitute one and the same Agreement.

(i) Entire Agreement. This Agreement (including the recitals set forth above which are intended to be contractual in nature) contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no oral agreements among the Parties. All agreements among the Parties are in writing.

(j) Creditors Not Benefitted. Nothing in this Agreement is intended to benefit any creditor of any Party hereto and no creditor of any Party hereto shall have any right to enforce any provision hereof.

(k) Gender, Etc. Words used in this Agreement in any gender will be deemed to include the masculine, feminine or neuter gender; singular words will include the plural and plural words will include the singular; and the word "or" will be disjunctive but not necessarily exclusive, unless the context otherwise requires.

[Balance of Page Intentionally Left Blank. Signatures on Following Page.]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

THE GOLFERS COMPANY

By: ______________________
Stephen V. Abram
President

GOLFERS INCORPORATED

By: ______________________
Michael F. Abram
President

KEVIN CAMPBELL

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